Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-127722 on Form S-3 of our report dated March 15, 2005 (August 8, 2005 as to the effects of the restatement discussed in Note 15), relating to the consolidated financial statements and financial statement schedules of i2 Technologies, Inc. and Subsidiaries and our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 15, 2005, appearing in the Annual Report on Form 10-K/A of i2 Technologies, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas

September 30, 2005